CONTACT:     David S. Collins        Devin Sullivan
Chief Financial Officer    Senior Vice President
(630) 845-4500        The Equity Group Inc.
(212) 836-9608

FOR IMMEDIATE RELEASE

FUEL TECH REPORTS 2014 THIRD QUARTER FINANCIAL RESULTS

Q3 2014 Overview

•	Revenues of $21.5 million compared to $33.6 million in Q3 2013

•	Gross profit of $9.9 million, or 46.1% of revenue, compared to $15.1 million, or 45.0% of revenue, in Q3 2013

•	Net income was $1.2 million, or $0.05 per diluted share, compared to net income of $3.5 million, or $0.15 per diluted share, in Q3 2013

•	At September 30, 2014 total cash and equivalents of $15.6 million, or $0.67 per diluted share

•	No long-term debt

WARRENVILLE, Ill., November 6, 2014 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the third quarter ("Q3") and nine months ended September 30, 2014. Results include the operations of Cleveland Roll Forming Environmental Division, Inc. and FGC Corporation (collectively, "PECO-FGC") from the date of their acquisition on April 30, 2014.

Q3 2014 Results Overview
Consolidated revenues for Q3 2014 were $21.5 million as compared to $33.6 million in Q3 2013, reflecting slower U.S. activity within our Air Pollution Control technology segment ("APC") including an anticipated reduction in activity from a large project in Chile that is nearing completion.
Operating income was $1.4 million as compared to operating income of $5.3 million in Q3 2013. Net income for Q3 2014 was $1.2 million, or $0.05 per diluted share, compared to net income of $3.5 million in Q3 2013.
APC segment revenues in Q3 2014 declined to $11.1 million from $23.4 million in Q3 2013, which is due to decreased project activity as reflected in the relative size of our backlog at year end 2013 compared to the previous year. PECO-FGC contributed $1.1 million of revenue in Q3 2014.

APC gross profit declined to $4.5 million, or 40.6% of segment revenues, from $9.7 million, or 41.4% of segment revenues, in Q3 2013. PECO-FGC contributed $469,000 of gross margin in Q3 2014.
The FUEL CHEM® segment generated revenues of $10.3 million during Q3 2014, a slight increase as compared to revenues of $10.1 million during Q3 2013. The gross margins during the three-month periods ended September 30, 2014 and 2013 were 52.0% and 53.3%, respectively. The FUEL CHEM segment experienced some customer outages during the quarter and continues to operate in an environment challenged by low natural gas prices and low electricity demand, which leads to fuel switching and units operating below capacity. However, FUEL CHEM has maintained its customer base and overall profit margin, and we continue to pursue promising growth opportunities both domestically and internationally. These opportunities are expected to positively impact FUEL CHEM's operations in the fourth quarter of 2014.
Year to Date 2014 Results Overview
Consolidated revenues for the nine-month period ended September 30, 2014 were $60.3 million as compared to $85.1 million in the same period a year ago, reflecting the aforementioned slower U.S. activity within our APC technology segment and the decline in activity from our Chilean project that is nearing completion.
Operating loss was $367,000 as compared to operating income of $7.5 million in the prior nine-month period. The year-to-date net loss was $0.6 million, or $0.03 per diluted share, compared to net income of $4.7 million, or $0.21 per diluted share, in same prior year period.
APC segment revenues in the nine-month period ended September 30, 2014 declined to $33.2 million from $56.6 million in the same period of 2013. During these same periods, APC gross profit declined to $11.8 million, or 35.7% of segment revenues, from $21.2 million, or 38.0% of segment revenues, in Q3 2013. PECO-FGC contributed $3.5 million of revenue and $1.5 million of gross margin in the 2014 year-to-date period.
Capital projects backlog in the APC segment stood at $19.6 million at September 30, 2014 compared to $22.4 million at December 31, 2013. This decline was due to the work progress on our large Chile project and slower U.S. bookings in 2014. PECO-FGC backlog totaled $2.4 million at September 30, 2014.
The FUEL CHEM segment generated revenues of $27.2 million during the nine-month period compared to $28.5 million in the comparable prior year period. This decrease is the result of slower demand during the first quarter stemming from the aforementioned factors in the macro FUEL CHEM market. The gross margin percentages during the nine-month periods ended September 30, 2014 and 2013 were 53.1% and 53.2%, respectively.
Selling, general and administrative (SG&A) expenses for the three- and nine-month periods ending September 30, 2014 were $8.1 and $25.8 million, respectively, and $9.3 and $27.1 million for the same periods a year ago. On a total dollar basis, SG&A for the nine month period ended September 30, 2014 decreased by $1.3 million, or 5%, which was primarily the result of decreases in employee related costs of $2.2 million, administrative costs associated with our foreign operations of $507,000, and bad debt expense of $289,000, partially offset by increases in stock compensation of $488,000, professional fees of $427,000, former leased office expenses of $300,000, depreciation of $229,000, and consulting and outside services of $183,000.
Fuel Tech's research and development expenses for the three- and nine-months periods ended September 30, 2014 declined to $379,000 and $848,000, respectively, from the comparable prior year amounts of $461,000 and $1.8 million. The decreased spending levels are related to the timing and nature of R&D projects in process at any given time and are not indicative of a lesser commitment to R&D activities. We will continue to focus on commercial applications for our technologies outside of our traditional markets, and in the development and analysis of new technologies that could represent incremental market opportunities.
Douglas G. Bailey, Chairman, President and Chief Executive Officer, commented, "Although APC sales slowed compared to the same period in 2013, margins remained strong quarter-over-quarter and segment backlog at September 30, 2014 grew from June 30, 2014. PECO-FGC continued to contribute to APC sales, gross margin, and backlog, and we are optimistic about the opportunities to further penetrate the growing particulate control market served by PECO-FGC.
"Domestic APC bid-and-quote activity has firmed in advance of what we expect will be an improved business environment in 2015 as utility and industrial customers prepare for upcoming regulatory deadlines and the impact of the EPA's Cross State Air Pollution Rule ("CSAPR"). We also continue to focus on international expansion, especially in China where the market for air pollution control systems dwarfs that of the U.S. market. We are pursuing a number of initiatives to better leverage our installed project base, industry relationships, and local presence in order to elevate our profile in this growing market.
He continued, "FUEL CHEM remains a consistent and significant contributor to our overall results. We are experiencing renewed interest in FUEL CHEM's patented technology from a number of new domestic utility customers operating generating units in the 600-700 MW size range burning both eastern and western coals."
Mr. Bailey concluded, "We continue to invest in ways to evolve our business model, broaden our R&D platform, and enhance shareholder value. In this regard, in September 2014 we acquired the intellectual property rights and know-how associated with the CARBONITE® fuel conversion process, which converts coals of various ranks into value-added products that are high BTU, carbon-rich and pollutant-reduced. This acquisition will, over time, create new opportunities for Fuel Tech to diversify into adjacent markets with recurring revenue potential while remaining consistent with our mission of delivering innovative solutions for industries utilizing carbonaceous fuels."

Conference Call
Management will host a conference call on Friday, November 7, 2014 at 9:00 AM ET to discuss the results.

•	(866) 953-6856 (Domestic)

•	(617) 399-3480 (International)

•	Passcode: FUEL TECH

A replay of the call will be available on our website, and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and using the passcode “24580711.”  The replay will be available through December 3, 2014.
About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems, ASCR™ Advanced Selective Catalytic Reduction systems, NOxOUT-SCR®, NOxOUT CASCADE®, and I-NOx™ Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA™ process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 800 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services include ESP Inspection Services, Performance Modeling, Performance and Efficiency Upgrades, along with complete turnkey capability for ESP retrofits, with more than 60 major rebuilds on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of the fly ash particle. FGC systems offer a lower capital cost approach to improving ash particulate capture versus the alternative of installing larger ESPs or utilizing fabric filter technology to meet targeted emissions and opacity limits. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide, and NOx.  The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.

Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning.  In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software.  These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$15,543	$27,738
Marketable securities	35	30
Accounts receivable, net of allowance for doubtful accounts of $966 and $1,189, respectively	34,816	36,974
Inventories	1,118	443
Prepaid expenses and other current assets	4,150	2,196
Prepaid income taxes	2,362	1,407
Deferred income taxes	290	477
Total current assets	58,314	69,265
Property and equipment, net of accumulated depreciation of $21,400 and $20,077, respectively	13,579	13,027
Goodwill	26,139	21,051
Other intangible assets, net of accumulated amortization of $6,193 and $5,108, respectively	10,616	4,305
Other assets	1,294	2,410
Total assets	$109,942	$110,058
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$1,624	$1,636
Accounts payable	9,073	9,920
Accrued liabilities:
Employee compensation	1,641	4,460
Other accrued liabilities	6,530	4,630
Total current liabilities	18,868	20,646
Deferred income taxes	1,310	59
Other liabilities	531	730
Total liabilities	20,709	21,435
Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 22,993,435 and 22,701,613 shares issued, and 22,835,325 and 22,592,956 shares outstanding, respectively	230	227
Additional paid-in capital	134,774	132,796
Accumulated deficit	(44,641)	(44,027)
Accumulated other comprehensive (loss) income	(453)	37
Nil coupon perpetual loan notes	76	76
Treasury stock, 158,110 and 108,657 shares in 2014 and 2013, respectively, at cost	(753)	(486)
Total shareholders’ equity	89,233	88,623
Total liabilities and shareholders’ equity	$109,942	$110,058

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$21,482	$33,555	$60,333	$85,131
Costs and expenses:
Cost of sales	11,582	18,455	34,069	48,734
Selling, general and administrative	8,080	9,304	25,783	27,069
Research and development	379	461	848	1,824
	20,041	28,220	60,700	77,627
Operating income (loss)	1,441	5,335	(367)	7,504
Interest expense	(33)	(19)	(96)	(29)
Interest income	6	14	23	43
Other expense	(285)	(82)	(354)	(291)
Income (loss) before income taxes	1,129	5,248	(794)	7,227
Income tax benefit (expense)	63	(1,768)	180	(2,532)
Net income (loss)	$1,192	$3,480	$(614)	$4,695
Net income (loss) per common share:
Basic	$0.05	$0.16	$(0.03)	$0.21
Diluted	$0.05	$0.15	$(0.03)	$0.21
Weighted-average number of common shares outstanding:
Basic	22,835,000	22,376,000	22,764,000	22,229,000
Diluted	23,216,000	22,534,000	22,764,000	22,458,000

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$1,192	$3,480	$(614)	$4,695
Other comprehensive (loss) income:
Foreign currency translation adjustments	(135)	162	(493)	439
Unrealized (losses) gains from marketable securities, net of tax	(12)	2	3	(10)
Total other comprehensive (loss) income	(147)	164	(490)	429
Comprehensive income (loss)	$1,045	$3,644	$(1,104)	$5,124

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2014	2013
Operating Activities
Net (loss) income	$(614)	$4,695
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	1,372	1,662
Amortization	1,034	636
Allowance for doubtful accounts	(205)	475
Deferred income taxes	(82)	(16)
Stock-based compensation	1,694	1,207
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	4,291	(13,333)
Inventories	(617)	(19)
Prepaid expenses, other current assets and other non-current assets	(874)	1,708
Accounts payable	(1,805)	1,489
Accrued liabilities and other non-current liabilities	(2,791)	880
Net cash provided by (used in) operating activities	1,403	(616)
Investing Activities
Purchases of property, equipment and patents	(2,141)	(1,611)
Payment for intangible assets	(3,010)	—
Payment for acquisitions, net of cash acquired	(8,079)	—
Net cash used in investing activities	(13,230)	(1,611)
Financing Activities
Proceeds on short-term borrowings	—	1,608
Proceeds from exercises of stock options	297	—
Excess tax benefit from exercises of stock options	7	—
Treasury shares withheld	(267)	(351)
Net cash provided by financing activities	37	1,257
Effect of exchange rate fluctuations on cash	(405)	189
Net decrease in cash and cash equivalents	(12,195)	(781)
Cash and cash equivalents at beginning of period	27,738	24,453
Cash and cash equivalents at end of period	$15,543	$23,672

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

Information concerning Fuel Tech’s reporting segment net sales and gross margin are provided below:

Three months ended September 30, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$11,140	$10,342	$—	$21,482
Cost of sales	(6,621)	(4,961)	—	(11,582)
Gross margin	4,519	5,381	—	9,900
Selling, general and administrative	—	—	(8,080)	(8,080)
Research and development	—	—	(379)	(379)
Operating income (loss)	$4,519	$5,381	$(8,459)	$1,441

Three months ended September 30, 2013	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$23,420	$10,135	$—	$33,555
Cost of sales	(13,718)	(4,737)	—	(18,455)
Gross margin	9,702	5,398	—	15,100
Selling, general and administrative	—	—	(9,304)	(9,304)
Research and development	—	—	(461)	(461)
Operating income (loss)	$9,702	$5,398	$(9,765)	$5,335

Nine months ended September 30, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$33,178	$27,155	$—	$60,333
Cost of sales	(21,339)	(12,730)	—	(34,069)
Gross margin	11,839	14,425	—	26,264
Selling, general and administrative	—	—	(25,783)	(25,783)
Research and development	—	—	(848)	(848)
Operating income (loss)	$11,839	$14,425	$(26,631)	$(367)

Nine months ended September 30, 2013	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$56,606	$28,525	$—	$85,131
Cost of sales	(35,384)	(13,350)	—	(48,734)
Gross margin	21,222	15,175	—	36,397
Selling, general and administrative	—	—	(27,069)	(27,069)
Research and development	—	—	(1,824)	(1,824)
Operating income (loss)	$21,222	$15,175	$(28,893)	$7,504

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)
Information concerning Fuel Tech’s operations by geographic area is provided below. Revenues are attributed to countries based on the location of the customer. Assets are those directly associated with operations of the geographic area.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
United States	$10,690	$20,685	$33,653	$50,795
Foreign	10,792	12,870	26,680	34,336
	$21,482	$33,555	$60,333	$85,131

	September 30, 2014	December 31, 2013
Assets:
United States	$81,958	$83,464
Foreign	27,984	26,594
	$109,942	$110,058

FUEL TECH, INC.
RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$1,192	$3,480	$(614)	$4,695
Interest expense	33	19	96	29
Income tax (benefit) expense	(63)	1,768	(180)	2,532
Depreciation expense	428	557	1,372	1,662
Amortization expense	644	214	1,034	636
EBITDA	2,234	6,038	1,708	9,554
Stock compensation expense	469	542	1,694	1,207
ADJUSTED EBITDA	$2,703	$6,580	$3,402	$10,761

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.